Exhibit 4.4

SUPPLEMENT AND AMENDMENT TO WARRANT AGREEMENT

This Supplement and Amendment to the Warrant Agreement dated as of October 28, 2009 (the “Amendment”), is executed by Capitol Acquisition Corp., a Delaware corporation (the “Company”), Two Harbors Investment Corp. (“Two Harbors”) and Continental Stock Transfer & Trust Company, a New York corporation (the “Warrant Agent”).

WHEREAS, the Company and Warrant Agent are parties to that certain Warrant Agreement dated as of November 8, 2007 (the “Warrant Agreement”); and

WHEREAS, the parties desire to supplement and amend the Warrant Agreement upon the terms and conditions herein provided.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Definitions. Capitalized terms use herein and not otherwise defined herein shall have the meanings ascribed to them in the Warrant Agreement.

2. Amendment to Warrant Agreement.

(a) Section 3.1 of the Warrant Agreement is hereby amended and restated in its entirety as follows:

“3.1. Warrant Price.  Each Warrant shall, when countersigned by the Warrant Agent, entitle the registered holder thereof, subject to the provisions of such Warrant and of this Warrant Agreement, to purchase from the Company the number of shares of Common Stock stated therein, at a Warrant Price of $11.00, subject to the adjustments provided in Section 4 hereof and in the last sentence of this Section 3.1.  The term “Warrant Price” as used in this Warrant Agreement refers to the price per share at which Common Stock may be purchased at the time a Warrant is exercised. The Company in its sole discretion may lower the Warrant Price at any time prior to the Expiration Date for a period of not less than 10 business days; provided, however, that any such reduction shall be identical in percentage terms among all of the Warrants.”

(b)  Section 3.2 of the Warrant Agreement is hereby amended and restated in its entirety as follows:

“3.2 Duration of Warrants. A Warrant may be exercised only during the period (“Exercise Period”) commencing on the consummation by the Company of a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination (“Business Combination”) and terminating at 5:00 p.m., New York City time on the earlier to occur of (i) November 7, 2013 or (ii) the date fixed for redemption of the Warrants as provided in Section 6 of this Agreement (“Expiration Date”). Except with respect to the right to receive the Redemption Price (as set forth in Section 6 hereunder), each Warrant not exercised on or before the Expiration Date shall become void, and all rights thereunder and all rights in respect thereof under this Agreement shall cease at the close of business on the Expiration Date. The Company in its sole discretion may extend the duration of the Warrants by delaying the Expiration Date; provided, however, that the Company will provide notice to registered holders of the Warrants of such extension of not less than 20 days.”

(c) Section 3.3.5 of the Warrant Agreement is hereby amended and restated in its entirety as follows:

“3.3.5 Limitations on Exercise. Notwithstanding anything to the contrary contained herein, no Warrant may be exercised if it would cause the holder to Beneficially Own or Constructively Own, within the meaning of Two Harbor’s Articles of Amendment and Restatement, outstanding Common Stock in excess of the Common Stock Ownership Limit or Excepted Holder Limit, as defined in Two Harbor’s Articles of Amendment and Restatement, as applicable.”

(d) Section 4.12 of the Warrant Agreement is hereby amended and restated in its entirety as follows:

“4.12 Reorganization of Company. If the Company consolidates or merges with or into, or transfers or leases all or substantially all its assets to, any person, upon consummation of such transaction the Warrants shall automatically become exercisable for the kind and amount of securities, cash or other assets which the holder of a Warrant would have owned immediately after the consolidation, merger, transfer or lease if such holder had exercised the Warrant immediately before the effective date of the transaction; provided that (i) if the holders of Common Stock were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each Warrant shall become exercisable shall be deemed to be the weighted average of the kind and amount received per share by the holders of Common Stock in such consolidation or merger that affirmatively make such election or (ii) if a tender or exchange offer shall have been made to and accepted by the holders of Common Stock under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the outstanding shares of Common Stock, the holder of a Warrant shall be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a shareholder if such Warrant holder had exercised the Warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the Common Stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustments (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in this Section 4. Immediately upon the consummation of a business combination between the Company and Two Harbors Investment Corp. (“Two Harbors”), (i) each holder of a Warrant shall be entitled to receive a new Warrant representing the right to purchase one share of Two Harbors common stock, (ii) all references to the “Company” in this Agreement shall mean Two Harbors and (iii) Two Harbors shall assume all of the rights and all of the obligations of the Company under this Agreement. If Two Harbors subsequently consolidates or merges with or into, or transfers or leases all or substantially all its assets to, any person, upon consummation of such transaction, concurrently with the consummation of such transaction, the corporation or other entity formed by or surviving any such consolidation or merger if other than the Company, or the person to which such sale or conveyance shall have been made, shall enter into a supplemental Warrant Agreement so providing and further providing for adjustments which shall be as nearly equivalent as may be practical to the adjustments provided for in this Section 4. The successor Company shall mail to Warrant holders a notice describing the supplemental Warrant Agreement.

If the issuer of securities deliverable upon exercise of Warrants under the supplemental Warrant Agreement is an affiliate of the formed, surviving, transferee or lessee corporation, that issuer shall join in the supplemental Warrant Agreement.

If this Section 4.12 applies, Sections 4.1, 4.2, 4.3, 4.4, 4.5 and 4.6 do not apply.”

3. Amendment. All references in the Warrant Agreement (and in the other agreements, documents and instruments entered into in connection therewith) to the “Warrant Agreement” shall be deemed for all purposes to refer to the Warrant Agreement, as amended by this Amendment.

4. Remaining Provisions of Warrant Agreement. Except as expressly provided herein, the provisions of the Warrant Agreement shall remain in full force and effect in accordance with their terms and shall be unaffected by this Amendment.

5. Counterparts. This Amendment may be executed in counterparts, each of which when executed shall be deemed an original and both of which when executed shall be deemed one and the same instrument.

6. Headings. The headings to this Amendment are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

7. Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the principles of conflicts of law of any jurisdiction.

8. Effective Time.  This Amendment shall be effective immediately prior to the consummation of a business combination between the Company and Two Harbors.

IN WITNESS WHEREOF, this Amendment has been duly executed and delivered by the authorized officers of each of the undersigned as of the date first above written.

CAPITOL ACQUISITION CORP.

By:	/s/ Mark Ein
Name:
Title:

TWO HARBORS INVESTMENT CORP.

By:	/s/ Jeff Stolt
Name: Jeff Stolt
Title: Chief Financial Officer

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:	/s/ Alexander Albrecht
Name: Alexander Albrecht
Title: Vice President